Exhibit 10.12

MATTERNET, INC.

OFFER LETTER

February 12, 2023

Jason Secore

Dear Jason:

I am pleased to offer you a part-time exempt position with Matternet, Inc. (the “Company”), as its Chief Financial Officer. If you decide to join us, you will receive an annual salary of $145,000.00, less applicable withholdings (the “Annual Base Salary”), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In this part-time role, you will be expected to work 50% of full-time (“Half-Time Basis”), however, as an exempt employee, your Annual Base Salary shall not increase in the event that you work more than 50% of full-time. Further, as an exempt employee, you shall not be entitled to overtime.

If you continue to be employed by the Company as its Chief Financial Officer on the date that, as determined by the Company’s Board of Directors (the “Board”) in its sole discretion, the Company has raised sufficient funding to remain solvent for at least twelve (12) total months, the Company shall then invite you to join the Company on a full-time basis and in such full-time role, your Annual Base Salary would be increased by $145,000.00 to a total annualized salary of $290,000.00 (“Full-Time Basis”), less applicable withholdings. Nothing in this letter alters that at-will nature of employment with the Company as set forth further below. As a full-time employee, you would be expected to devote your full business efforts and time to the Company.

If you join the Company, you will also be eligible to be considered for a one-time discretionary incentive bonus in the total amount of $90,000.00 (the “Qualifying Event Bonus”) if, and only if, the Company experiences a Qualifying Event (as defined below) and provided that you remain an employee of the Company as its Chief Financial Officer as of the date of the closing of the Qualifying Event. For purposes of this letter, a “Qualifying Event” shall mean, either of the following events (whichever occurs first): 1) the initial closing of a transaction or series of transactions following the Start Date (as defined below), pursuant to which the Company issues and sells shares of its preferred stock, with the principal purpose of raising capital, for aggregate gross proceeds of at least $20,000,000.00, or 2) a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan (the “Plan”)) in which the Company is acquired for at least $400,000,000.00. Whether the Qualifying Event has occurred and the Qualifying Event Bonus is awarded will be determined by the Board in its sole discretion. The Qualifying Event Bonus, if payable, will be paid, less applicable withholdings, as soon as practicable after the Board determines that the Qualifying Event has occurred, but no later than March 15 of the year following the year in which the Qualifying Event has occurred, as determined by the Board, provided that you must remain employed through the date the Qualifying Event Bonus is actually paid to you in order to earn the Qualifying Event Bonus. The determinations of the Board with respect to your bonus will be final and binding.

In addition, if you decide to join the Company, the Company will recommend to the Board that the Company grant you an option to purchase 275,000 shares of the Company’s Common Stock (the “Option”) at a price per share equal to the fair market.value per share of the Common Stock on the date of grant, as determined by the Board. The Option will be granted to you only if you remain an employee of the Company through the grant date. The Option will be subject to the terms and conditions of the Plan and a stock option agreement between you and the Company, including vesting requirements. The following vesting schedule (the “Standard Vesting Schedule”) shall apply to the Option: Upon the one year anniversary of the vesting start date (the “One Year Cliff”), an amount equal to the sum of (x) the number of months you have been employed by the Company on a Half-Time Basis multiplied by 1/96th of the shares subject to the Option and (y) the number of months you have been employed by the Company on a Full-Time Basis multiplied by 1/48th of the shares subject to the Option will vest subject to your continued service with the Company through such vesting date; provided that no shares shall vest before the One Year Cliff. Thereafter, 1/48th of the shares subject to the Option will vest each month if you are on a Full-Time Basis, otherwise, 1/96th of the shares subject to the Option will vest each month, in each case subject to your continued service with the Company through the applicable vesting date. In the event that a Change in Control (as defined in the Plan) occurs before the One Year Cliff (e.g. before the one year anniversary of the vesting start date), and you remain an employee of the Company as its Chief Financial Officer through the closing of such Change in Control, the One Year Cliff shall not apply, and instead of the Standard Vesting Schedule, the following amended vesting schedule (“Change in Control Vesting Schedule”) shall apply to the Option: 1/96th of the shares subject to the Option will vest each month starting one month after the vesting start date, provided that for each month after the vesting start date for which you are employed on a Full-Time Basis, 1/48th of the shares subject to the Option will vest instead, in each case subject to your continued service with the Company through the applicable vesting date; provided, however, that if (i) you are invited to become, and subsequently accept the role of Chief Financial Officer on a Full-Time Basis prior to August 20, 2023 and (ii) a Change in Control (as defined in the Plan) occurs prior to fifteen (15) months after the vesting start date (the “Fifteen Month Date”), then 25% of the Shares subject to the Option shall vest on the date of closing of such Change in Control and 1/48th of the shares subject to the Option will vest each month beginning with the month following the Fifteen Month Date, in each case subject to your continued service with the Company through each applicable vesting date (this schedule, the “Full-Time Vesting Schedule”). For the avoidance of doubt, if you have not accepted the position on a Full-Time Basis as of August 20, 2023, the Full-Time Vesting Schedule shall not apply, regardless of if a Change in Control occurs prior to the Fifteen Month Date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

As an employee, will also be eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. Information on currently available benefit programs will be provided to you shortly after the Start Date (as defined below). You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice (for the avoidance of doubt, and for example, even before a Change in Control or Qualifying Event). We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be February 20, 2023 (the “Start Date”). This letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by February 14, 2023.

We look forward to your favorable reply and to working with you at Company, Inc.

Sincerely,

Matternet, Inc.

/s/ Andreas Raptopoulos

Andreas Raptopoulos

Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Jason Secore

Printed Name: Jason Secore

Date: 2/13/2023

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